EXHIBIT 10.2

EXECUTION VERSION

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO AGENT AND THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT TO THE COLLATERAL HEREUNDER ARE SUBORDINATE AND SUBJECT TO THE PRIOR LIEN AND SECURITY INTEREST OF ABL AGENT TO THE EXTENT OF THE PRIORITY ABL DEBT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) PURSUANT TO THE TERMS OF THE ABL INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL INTERCREDITOR AGREEMENT AND THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE TERMS OF THE ABL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

CROSS COUNTRY HEALTHCARE, INC.,

as Borrower

and

CEJKA SEARCH, INC.,
CROSS COUNTRY EDUCATION, LLC,
CROSS COUNTRY STAFFING, INC.,
MDA HOLDINGS, INC.,
CROSS COUNTRY PUBLISHING, LLC,
ASSIGNMENT AMERICA, LLC,
TRAVEL STAFF, LLC,
LOCAL STAFF, LLC,
MEDICAL DOCTOR ASSOCIATES, LLC,
CREDENT VERIFICATION AND LICENSING SERVICES, LLC,
OWS, LLC,
and

each other Subsidiary of Cross Country Healthcare, Inc. that hereafter becomes a party hereto as “Guarantors”

SECOND LIEN LOAN AND SECURITY AGREEMENT
Dated as of June 30, 2014
$30,000,000

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
and
BSP AGENCY, LLC

as Agent

3

LIST OF EXHIBITS AND SCHEDULES
Exhibit A    Form of Assignment and Acceptance
Exhibit B    Form of Assignment Notice
Exhibit C    Form of Compliance Certificate
Exhibit D     Form of Joinder Agreement
Exhibit E    Form of Note
Exhibit F    Form of Solvency Certificate

Schedule 1.1    Commitments of Lenders
Schedule 7.1(i)    Equity Interests
Schedule 8.2    Deposit Accounts and securities accounts
Schedule 8.3.1(a)    Collateral Locations
Schedule 8.3.1(b)    Material Tangible Collateral Locations
Schedule 9.1.4    Names and Capital Structure
Schedule 9.1.11    Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14    Environmental Matters
Schedule 9.1.15    Restrictive Agreements
Schedule 9.1.16    Litigation; Commercial Tort Claims

Schedule 9.1.18    Pension Plans
Schedule 9.1.20    Labor Contracts
Schedule 10.1.16    Post-Closing Covenants
Schedule 10.2.2    Existing Liens
Schedule 10.2.17    Existing Affiliate Transactions

SECOND LIEN LOAN AND SECURITY AGREEMENT
THIS SECOND LIEN LOAN AND SECURITY AGREEMENT is dated as of June 30, 2014, (the “Agreement”), among CROSS COUNTRY HEALTHCARE, INC., a Delaware corporation (“Borrower”), CEJKA SEARCH, INC., a Delaware corporation (“Cejka”), CROSS COUNTRY EDUCATION, LLC, a Delaware limited liability company (“Education”), CROSS COUNTRY STAFFING, INC., a Delaware corporation (“Staffing”), MDA HOLDINGS, INC., a Delaware corporation (“MDA”), CROSS COUNTRY PUBLISHING, LLC, a Delaware limited liability company (“Publishing”), ASSIGNMENT AMERICA, LLC, a Delaware limited liability company (“Assignment”), TRAVEL STAFF, LLC, a Delaware limited liability company (“Travel”), LOCAL STAFF, LLC, a Delaware limited liability company (“Local”), MEDICAL DOCTOR ASSOCIATES, LLC, a Delaware limited liability company (“Doctor”), OWS, LLC, a Delaware limited liability company (“OWS”), and CREDENT VERIFICATION AND LICENSING SERVICES, LLC, a Delaware limited liability company (“Credent”; together with Cejka, Education, Staffing, MDA, Publishing, Assignment, Travel, Local, Doctor, OWS and each other Subsidiary of Borrower that hereafter becomes a party to this Agreement as a “Guarantor” pursuant to Section 10.1.15, each individually, a “Guarantor” and, collectively, “Guarantors”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BSP Agency, LLC, as agent for the Lenders (“Agent”).
R E C I T A L S:
WHEREAS, Borrower has requested that Lenders provide a credit facility to Borrower to finance a portion of the Specified Acquisition (as defined below) and related fees and expenses. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
ARTICLE I: DEFINITIONS; RULES OF CONSTRUCTION
Section 1.1.     Definitions. As used herein, the following terms have the meanings set forth below:
“1933 Act”: as defined in Section 6.1.17.
“ABL Agent”: Bank of America, N.A., in its capacity as collateral and administrative agent under the ABL Loan Agreement, together with its successors in such capacity.
“ABL Intercreditor Agreement”: that certain Intercreditor Agreement, dated as of the date hereof, by and between the ABL Agent and the Agent.
"ABL Lenders": has the meaning given to it in the ABL Intercreditor Agreement.
“ABL Loan Agreement”: that certain Loan and Security Agreement dated January 9, 2013, as amended by the First ABL Amendment, the Second ABL Amendment and the Third ABL Amendment (as at any time further amended, restated, supplemented, waived, modified, replaced, renewed, refinanced or extended in a manner not prohibited by the terms of the ABL Intercreditor Agreement) by and between the Obligors, the ABL Lenders and the ABL Agent.
“ABL Loan Documents”: the “Loan Documents” as defined in the ABL Loan Agreement.
“ABL Loans”: the loans made to Obligors under the ABL Loan Agreement.

“ABL Obligations”: the "Obligations" as defined in the ABL Loan Agreement.
“Accommodation Payment”: as defined in Section 15.9.
“Account”: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
“Account Debtor”: a Person obligated under an Account, Chattel Paper or General Intangible.
“Acquisition”: a transaction or series of transactions resulting in (a) acquisition of a business division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of Borrower or Subsidiary with another Person.
“Acquisition Agreement”: the Asset Purchase Agreement, dated as of June 2, 2014, by and among Borrower, as purchaser, and the Sellers.
“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that none of the Agent or any Lender shall be deemed an Affiliate of Borrower or any of its Subsidiaries. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
“Agent Indemnitees”: Agent and its Affiliates, and all of their respective officers, directors, employees, agents and attorneys.
“Agent Professionals”: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
“Agreement”: as defined in the recitals hereto.
“Anti-Terrorism Law”: any law relating to terrorism or money laundering, including the Patriot Act.
“Applicable Law”: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities having jurisdiction over such Person, conduct, transaction, agreement or matter.
“Applicable Margin”: means 6.50% per annum.
“Applicable Premium”:     as defined in Section 5.2.2(a).
“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

“Asset Disposition”: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
“Assignment and Acceptance”: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A.
“Bankruptcy Code”: Title 11 of the United States Code.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns”, “Beneficial Ownership” and “Beneficially Owned” shall have corresponding meanings.
“Board of Governors”: the Board of Governors of the Federal Reserve System.
“Borrowed Money”: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person; provided, that Debt owed by an Obligor to another Obligor shall be excluded from the definition of Borrowed Money for purposes of calculating the Total Net Leverage Ratio.
“Borrower Materials”: any reports, financial statements and other materials delivered by Obligors hereunder, as well as other information provided by Agent to Lenders.
“Borrower SEC Documents”: as defined in Section 6.1.17.
“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York.
“Capital Lease”: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Collateral”: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
“Cash Collateral Account”: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.
“Cash Collateralize”: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to, with respect to any inchoate, contingent or other Obligations, Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations.

“Cash Collateralization”: has a correlative meaning.
“Cash Equivalents”: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank, savings bank or savings and loan association organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by a commercial bank, savings bank or savings and loan association organized under the laws of the United States or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; (f) with respect to the Foreign Subsidiaries organized under the laws of India or the Cayman Islands, respectively, comparable investments to those described in clauses (a) through (e) that are backed by the full faith and credit of the Indian government or Cayman Islands government, as applicable, or have comparable ratings in India or the Cayman Islands, as applicable, to the ratings from either Moody’s or S&P described in such clauses (a) through (e); and (g) with respect to any Foreign Subsidiary, local currency of the applicable Foreign Subsidiary.
“Cayman Islands Subsidiary”: Jamestown Indemnity Ltd., a company organized under the laws of the Cayman Islands.
“CERCLA”: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“Change in Law”: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
“Change of Control”: (a) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the Beneficial Owner, directly or indirectly, of shares representing 33% or more of the voting power represented by the capital stock of Borrower; or
(b)    during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of Borrower was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office; or
(c)    the sale or transfer of all or substantially all of Borrower’s assets (determined on a consolidated basis), including through the sale of Capital Stock or assets of one or more Subsidiaries.
“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees actually incurred and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
“Closing Date”: as defined in Section 6.1.
“Code”: the Internal Revenue Code of 1986.
“Collateral”: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
“Commitment”: for any Lender, the aggregate amount of such Lender’s Loan Commitment.
“Commitments”: means the aggregate amount of all Loan Commitments.
“Compliance Certificate”: a compliance certificate substantially in the form of Exhibit C hereto.
“Consolidated Total Net Debt”: means, as of any date of determination, (a) all obligations for Borrowed Money, minus (b) the aggregate amount of Cash Equivalents, in each case, held by an Obligor in a Deposit Account Control Agreement and included on the consolidated balance sheet of Borrower and the Subsidiaries as of such date, free and clear of all Liens (other than Permitted Liens); provided, that Consolidated Total Net Debt shall not include Debt in respect of letters of credit, except to the extent of unreimbursed amounts thereunder.
“Contingent Obligation”: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
“Convertible Note Purchase Agreement”: the Convertible Note Purchase Agreement, dated as of the date hereof, between Borrower and the purchasers party thereto.
“Convertible Note Documents”: the “Note Documents” as defined in the Convertible Note Purchase Agreement.
“Convertible Notes”: the notes issued under the Convertible Note Purchase Agreement.
“Convertible Note Obligations”: Debt and other obligations incurred under the Convertible Note Documents.
“Curative Equity” as defined in Section 11.6.2.
“Cure Notice” as defined in Section 11.6.2.
“Current Assets”: means, at any time, the consolidated current assets (other than Cash and Cash Equivalents and prepaid income taxes) of Borrower and its Subsidiaries.
“Current Liabilities”: means, at any time, the consolidated current liabilities of Borrower and its Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) the current portion of current and deferred Taxes based on income, profits or capital.
“CWA”: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
“Debt”: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit (whether or not drawn) issued for the account of such Person; and (d) in the case of Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
“Default”: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
“Default Rate”: for any Obligation (including, to the extent permitted by law, interest not paid when due), the per annum interest rate otherwise applicable thereto plus 2% per annum.
“Defaulting Lender”: any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within two Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company.
“Deposit Account Control Agreements”: each Deposit Account control agreement executed by an institution maintaining a Deposit Account for Borrower, in favor of Agent, as security for the Obligations.
“Disqualified Equity Interests” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Equity Interests), in whole or in part, on or prior to 91 days following the Maturity Date at the time such Equity Interests is issued, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Equity Interests that would constitute Disqualified Equity Interests, in each case at any time on or prior to 91 days following the Maturity Date at the time such Equity Interests is issued, (iii) contains any mandatory repurchase obligation which may come into effect prior to the Maturity Date or (iv) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Maturity Date at the time such Equity Interests is issued.
“Distribution”: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
“Dollars”: lawful money of the United States.
“EBITDA”: for any period, the sum of the following determined on a consolidated basis, without duplication, for Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) any other non-cash charges (other than any such non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), and (vi) fees and expenses incurred by Borrower or any of its Subsidiaries related to the issuance of any additional Equity Interests or additional Debt, less (c) the sum of all non-cash items included in Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period) plus (d) all non-recurring legal fees and expenses, closing fees, syndication fees and arrangement fees incurred by Obligors or any of their Subsidiaries prior to or within two months of the Closing Date in connection with the closing of the Specified Acquisition, the incurrence of the Obligations hereunder, the issuance of the Convertible Notes and the closing of the Third Amendment, in an aggregate amount under this clause (d) not to exceed $5,000,000, in each case to the extent such fees are not amortized or capitalized, plus (e) all fees and expenses incurred by Obligors or any of their Subsidiaries during such period in connection with any Permitted Acquisition, plus (f) all costs incurred by Borrower or any of its Subsidiaries during such period in order to integrate the business acquired through a Permitted Acquisition into the ongoing operations of Borrower and its Subsidiaries; provided that in the case of this clause (f), (x) such costs are incurred during the first 12 months after such Permitted Acquisition and (y) the amount of such costs do not exceed $2,400,000 individually for any one Permitted Acquisition and $6,000,000 in the aggregate for all Permitted Acquisitions during the term of this Agreement subsequent to the Closing Date. For purposes of this Agreement, EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions and any Permitted Asset Dispositions during such period, including any operating expense reductions for such period permitted to be reflected in financial statements by Regulation S-X under the Exchange Act; provided that such operating expense reductions shall not exceed 10% of EBITDA for such period of calculation. For the Fiscal Quarters ended June 30, 2015 and September 30, 2015, EBITDA shall be calculated using an annualized value of the reported year-to-date EBITDA for each respective period.
“Eligible Assignee”: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Borrower (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) and Agent, provided, that the approval of Borrower shall not be required during the continuance of an Event of Default under Section 11.1(a) or 11.1(j); or (c) during any Event of Default, any Person acceptable to Agent in its discretion, in each case of (a), (b) or (c) other than a natural person, any Defaulting Lender or Subsidiary of a Defaulting Lender, or any Person that, upon becoming a Lender, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender.
“Enforcement Action”: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise).
“Environmental Laws”: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
“Environmental Notice”: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise with respect thereto.
“Environmental Release”: a release as defined in CERCLA or under any other Environmental Law.
“Equity Interest”: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; (d) other Person having any other form of equity security or ownership interest or (e) any warrant, option or other rights exchangeable for or convertible into any foregoing (but excluding any debt security that is exchangeable for or convertible into the foregoing).
“ERISA”: the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) by any Obligor or ERISA Affiliate from a Multiemployer Plan unless no withdrawal liability is asserted by the Multiemployer Plan or notification that a Multiemployer Plan is in reorganization under Section 4241 of ERISA; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041(c) or the receipt of notice from a Multiemployer Plan that it intends to terminate or has terminated under 4041A of ERISA unless the Plan assets are sufficient to pay all Plan liabilities, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.
“Event of Default”: as defined in Section 11.
“Excess Cash Flow” means, without duplication, with respect to any Fiscal Year of Borrower, the excess, if any, of EBITDA for such fiscal year minus (i) Interest Expense paid in cash during such period, (ii) federal, state and local income taxes paid in cash during such period, (iii) all regularly scheduled prepayments of Debt (including earn-outs) actually paid in cash, (iv) to the extent not funded with equity issuances or contributions or debt issuances, cash consideration paid in connection with Permitted Acquisitions, (v) increases in Working Capital for such period (other than any increase arising from Permitted Acquisitions or Permitted Asset Dispositions), (vi) all capital expenditures, to the extent not expensed or accrued during such period and to the extent made in cash during such period (unless financed with long term Debt of the Borrower or its Subsidiaries), (vii) all other expenses, charges and losses to the extend added back to EBITDA pursuant to clause (e) and (f) of the definition thereof, to the extent paid in cash and not funded with Debt or equity and (viii) to the extent included in the determination of Net Income in the calculation of EBITDA, extraordinary cash losses plus (i) to the extent deducted from Net Income in the calculation of EBITDA, extraordinary cash gains and (ii) decreases in Working Capital for such period (other than any decrease arising from Permitted Acquisitions or Permitted Asset Dispositions).
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Excluded Assets”: as defined in Section 7.1.
“Excluded Deposit Accounts”: as defined in Section 8.5.
“Excluded Tax”: with respect to Agent, any Lender, or any other recipient of a payment to be made by or on account of any Obligation, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender or Agent that has failed to comply with Section 5.8; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.8, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Obligors with respect to such withholding tax; and (e) federal withholding Taxes imposed under FATCA.

“Extraordinary Expenses”: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent under the Loan Documents or Applicable Law in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Fiscal Quarter”: each period of three months, commencing on the first day of a Fiscal Year.
“Fiscal Year”: the fiscal year of Obligors for accounting and tax purposes, ending on December 31 of each year.
“First ABL Amendment”: means that certain Consent and First Amendment to Loan and Security Agreement dated December 2, 2013 between Borrower, Guarantors party thereto, ABL Agent and ABL Lenders.
“FLSA”: the Fair Labor Standards Act of 1938.
“Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.
“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
“Foreign Subsidiary”: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrower.
“Full Payment”: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral).

“GAAP”: generally accepted accounting principles in effect in the United States from time to time; provided, however, that if Borrower notifies the Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if the Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“Governmental Approvals”: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
“Governmental Authority”: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.
“Guarantors”: each Subsidiary (other than Intelistaf) of Borrower and each other Person, in each case that guarantees payment or performance of any Obligations from time to time, including any additional person that executes a Joinder Agreement.
“Guaranty”: collectively, the guaranty of the Obligations by the Guarantors, including pursuant to Article XV of this Agreement and pursuant to any Joinder Agreement.
“Hedging Agreement”: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.
“Indemnified Taxes”: (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower pursuant to this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees”: Agent Indemnitees and Lender Indemnitees.
“Insolvency Proceeding”: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
“Intelistaf”: Intelistaf of Oklahoma, L.L.C., an Oklahoma limited liability company.
“Intelistaf Operating Agreement”: that certain Operating Agreement of Intelistaf, effective as of May 7, 1998 (as amended, restated, supplemented or otherwise supplemented prior to the Closing Date).
“Intellectual Property”: all intellectual and similar proprietary property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications and registrations and all licenses or other rights to use any of the foregoing.
“Intellectual Property Claim”: any claim or assertion (whether in writing, by suit or otherwise) that Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
“Interest Expense”: for any period, the total interest expense of Borrower and its Subsidiaries, all determined for such period on a consolidated basis, without duplication, in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by Borrower or its Subsidiaries during such period: (a) interest expense attributable to Capital Leases; (b) other than with respect to the Loan Commitments, amortization of debt discount and debt issuance cost, including commitment fees; (c) capitalized interest; (d) non-cash interest expense; (e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing; (f) net costs associated with Net Hedging Obligations (including amortization of fees); (g) interest incurred in connection with investments in discontinued operations; and (h) interest accruing on Debt of any other Person to the extent such interest is a Contingent Obligation of Borrower or any of its Subsidiaries. For purposes of this Agreement, Interest Expense shall be adjusted on a pro forma basis, in a manner reasonably acceptable to Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions during such period.
“Interest Period”: as defined in Section 3.1.3.
“Inventory”: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower’s business (but excluding Equipment).
“Investment”: an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or an advance or capital contribution to or other investment in a Person.
“IP Assignment”: a collateral assignment or security agreement pursuant to which an Obligor assigns or grants a security interest in its interests in patents, trademarks or other intellectual property to Agent, as security for the Obligations.
“IRS”: the United States Internal Revenue Service.
“Joinder Agreement”: means a Joinder Agreement in substantially the form attached as Exhibit D hereto.
“Lender Indemnitees”: Lenders and their Affiliates, and their respective officers, directors, employees, agents and attorneys.
“Lenders”: as defined in the preamble to this Agreement, and their successors and permitted assignees.
“Lending Office”: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower.

"LIBOR": with respect to any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the ICE Benchmark Administration LIBOR Rate or such other rate per annum as is widely recognized as the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR Rate available, as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that in no event shall LIBOR be less than 1.00% per annum. If Reuters no longer reports LIBOR, such index no longer exists or the ICE Benchmark Administration LIBOR Rate no longer exists, Agent may reasonably select a replacement index or replacement page, as the case may be.
“License”: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or otherwise in the conduct of its business.
“Licensor”: any Person from whom an Obligor obtains the right to use any Intellectual Property pursuant to a License.
“Lien”: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.
“Lien Waiver”: with respect to any premises on which any Material Tangible Collateral is located, an agreement, in form and substance satisfactory to Agent, by which for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove any Collateral at such location or to use the premises to store or dispose of the Collateral.
“Loan”: a loan made pursuant to Article II.
“Loan Commitment”: as to each Lender, its obligation to make a Loan to Borrower on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1.
“Loan Documents”: this Agreement, Other Agreements and Security Documents.
“Loan Year”: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
“Make-Whole Amount”: the excess, if any, of (i) the present value at such prepayment date of (A) 103% of the aggregate principal amount of the Loans then prepaid or required to be prepaid, plus (B) all required remaining scheduled interest payments due on the principal amount of such Loans prepaid or required to be prepaid through the first anniversary of the Closing Date (excluding accrued but unpaid interest to the date of such prepayment), computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points over (ii) the outstanding principal amount of such Loans then prepaid or required to be prepaid.
“Margin Stock”: as defined in Regulation U of the Board of Governors.

“Material Adverse Effect”: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, or condition (financial or otherwise) of Obligors, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral; provided, that the non cash charge to goodwill taken by Obligors in connection with any Permitted Asset Disposition pursuant to clause (i) of such definition shall not be deemed to have caused a Material Adverse Effect after the Closing Date.
“Material Contract”: any agreement or arrangement to which Borrower or Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Subordinated Debt, or to Debt (other than, in each case, with respect to any intercompany Debt disclosed on Schedule 10.2.17) in an aggregate amount of $1,000,000 or more.
“Material Tangible Collateral”: with respect to any premises, any tangible Collateral of material value on such premises, corporate (or other comparable) minute books stored on such premises, receivables records on such premises (whether tangible or stored electronically on equipment on such premises, unless such electronically stored records are also stored or accessible on equipment at another Material Tangible Collateral Location) or other records stored at such premises that would be required to be delivered to an Account Debtor to ensure payment of any receivable.
“Material Tangible Collateral Location”: any premises at which Material Tangible Collateral is kept.
“Maturity Date”: June 30, 2019.
“Moody’s”: Moody’s Investors Service, Inc., and its successors.
“Mortgage”: a mortgage, deed of trust or deed to secure debt in which Borrower grants a Lien on its Real Estate to Agent, as security for the Obligations.
“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Hedging Obligations”: as of any date, the Termination Value of any Hedging Agreement on such date.
“Net Income”: for any period, the net income (or loss) of Borrower and its Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP; provided that there shall be excluded from Net Income (to the extent otherwise included therein) (a) the income (or loss) of any Person (other than Borrower or any direct or indirect wholly-owned Subsidiary of Borrower) except that (i) Borrower or any of its direct or indirect wholly-owned Subsidiaries’ equity in the net income of any such Person for such period shall be included in such Net Income up to the aggregate amount of cash distributed by such Person during such period to Borrower or any direct or indirect wholly-owned Subsidiary thereof as a dividend or other distribution and (ii) Borrower or any of its direct or indirect wholly-owned Subsidiaries’ equity in a net loss of any such Person for such period shall be included in determining such Net Income; (b) any gain or loss realized upon any Asset Disposition; provided, that any tax benefit or tax liability resulting therefrom shall also be excluded in calculating such Net Income; (c) any extraordinary gain or loss; provided, that any tax benefit or tax liability resulting therefrom shall also be excluded in calculating such Net Income; (d) the cumulative effect of a change in accounting principles; (e) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of Borrower or its Subsidiaries; (f) the undistributed net income (if positive) of any direct or indirect wholly-owned Subsidiary shall be excluded in calculating such Net Income to the extent that the declaration or payment of dividends or similar distributions by such direct or indirect wholly-owned Subsidiary to Borrower or any of Borrower’s Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement (other than any Loan Document), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such direct or indirect wholly-owned Subsidiary; and (g) any net after-tax income or loss for such period attributable to the early extinguishment or conversion of Debt.
“Net Proceeds”: with (i) respect to an Asset Disposition or casualty or condemnation loss, proceeds (including, when received, any deferred or escrowed payments) received by Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary fees, costs and expenses actually incurred in connection therewith, including, without limitation, legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed and (ii) with respect to an issuance of Equity Interests or an issuance of Debt, Cash and Cash Equivalents proceeds received by Borrower or Subsidiary, net of all reasonable legal, underwriting and other fees and expenses incurred as a direct result thereof.
“Note”: any promissory note to be executed by Borrower in favor of a Lender, which shall be in the amount of such Lender’s Commitment and shall evidence the Loans made by such Lender, and shall be substantially in the form attached as Exhibit E hereto.
“Obligations”: all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
“Obligor”: Borrower, Guarantors, or other Person that has granted a Lien in favor of Agent on its assets to secure any Obligations.
“OFAC”: has the meaning specified in Section 9.1.31.
“Ordinary Course of Business”: the ordinary course of business of Borrower or any Subsidiary, consistent with past practices and undertaken in good faith.
“Organic Documents”: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
“OSHA”: the Occupational Safety and Hazard Act of 1970.

“Other Agreement”: each Note, Lien Waiver, Real Estate Related Document, Compliance Certificate, Perfection Certificate, Borrower Materials, ABL Intercreditor Agreement, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with this Agreement or any other Loan Document.
“Other Connection Taxes”: with respect to any Lender or Agent, Taxes imposed as a result of present or former connection between such Lender or Agent and the jurisdiction imposing such Taxes (other than a connection to the extent arising from such Lender or Agent having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes”: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes pursuant to an assignment (other than an assignment under Section 13.4).
“Participant”: as defined in Section 13.2.
“Participant Register”: as defined in Section 13.6.
“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
“Payment Item”: each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.
“PBGC”: the Pension Benefit Guaranty Corporation.
“Pension Plan”: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
“Perfection Certificate”: a perfection certificate in form and substance reasonably satisfactory to the Agent.
“Permitted Acquisition”: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is engaged in the same or similar business of Borrower and its Subsidiaries, is located or organized within the United States, and had positive EBITDA for the 12 month period most recently ended; (d) no Debt or Liens are incurred, assumed or result from the Acquisition, except Debt permitted under Section 10.2.1(b), (f) or (j); (e) the Borrower has demonstrated to the reasonable satisfaction of the Agent that it is in pro forma compliance with the financial covenant set forth in Section 10.3 and (f) Borrower delivers to Agent, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

“Permitted Asset Disposition”: as long as no Default or Event of Default exists and, subject to Section 5.3, all Net Proceeds are remitted to Agent, an Asset Disposition that is (a) a disposition of Equipment that, in the aggregate during any 12-month period, has a fair market or book value (whichever is more) of $1,200,000 or less; (b) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, and could not reasonably be expected to have a Material Adverse Effect; (c) a license or sublicense (on a non-exclusive basis) of Intellectual Property in the Ordinary Course of Business at arm’s length and on market terms; (d) a discounting or forgiveness of a past due Account in the Ordinary Course of Business in connection with the collection or compromise thereof; (e) a loss of property pursuant to a casualty event or a condemnation proceeding; (f) a voluntary termination of a Hedging Agreement; (g) the abandonment of, disposal of, or failure to maintain Intellectual Property, in the Ordinary Course of Business that is, in the reasonable judgment of an Obligor, no longer used or useful or necessary in its business or the business of its Subsidiaries; (h) a lease and sublease of real property entered into by Obligors and their Subsidiaries as lessor in the Ordinary Course of Business; or (i) any other disposition approved in writing by Agent and Required Lenders.
“Permitted Contingent Obligations”: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents, ABL Loan Documents or Convertible Note Documents; or (g) in an aggregate amount of $3,000,000 or less at any time.
“Permitted Investment”: any other Investment (other than an Acquisition) as long as (a) no Default or Event of Default exists or is caused thereby, (b) the aggregate amount of Permitted Investments does not exceed $7,500,000 in any Fiscal Year, (c) the Borrower is in pro forma compliance with the financial covenant set forth in Section 10.3 and (d) Borrower delivers to Agent, at least 10 Business Days prior to the Investment, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Investment is a “Permitted Investment” and demonstrating compliance with the foregoing requirements.
“Permitted Lien”: as defined in Section 10.2.2.
“Permitted Purchase Money Debt”: Purchase Money Debt of Borrower and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $12,000,000 at any time.
“Person”: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
“Plan”: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
“Pro Rata”: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined by dividing the amount of such Lender’s outstanding Loans by the aggregate amount of all outstanding Loans of all Lenders.

“Properly Contested”: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless such Lien is a Permitted Lien that is junior in priority to Agent’s Liens and bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Property”: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Purchase Money Debt”: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Debt (other than the Obligations) incurred within 30 days before or after acquisition of any fixed or capital assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
“Purchase Money Lien”: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease and proceeds thereof or a purchase money security interest under the UCC.
“Qualified Equity Interests”: of any Person means any Equity Interests of such Person that is not Disqualified Equity Interests.
“Qualified Public Offering”: means an issuance by Borrower of its common Equity Interests in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).
“RCRA”: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
“Real Estate”: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
“Refinancing Conditions”: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced and accrued and unpaid interest, premiums, fees and expenses; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrower taken as a whole than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.
“Refinancing Debt”: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d), (f) or (p).
“Register”: as defined in Section 13.5.

“Related Real Estate Documents”: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Agent; and (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer acceptable to Agent.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders”: Lenders holding in excess of 50% of the sum of the aggregate outstanding balance of the Loans; provided, however, that the Loans of any Defaulting Lender shall be excluded from such calculation.
“Restricted Investment”: any Investment by Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; provided that, after the Closing Date, any additional Investment made by an Obligor in any Subsidiary that is not an Obligor does not exceed, when combined with any Debt incurred pursuant to Section 10.2.1(i), $5,000,000; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Investments by any Obligor to any other Obligor; (e) Investments in any new Subsidiary created after the Closing Date that becomes an Obligor currently with such Investment; (f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, in the Ordinary Course of Business; (g) Investments in Hedging Agreement; (h) Permitted Acquisitions; (i) Permitted Investments; (j) with respect to the Cayman Islands Subsidiary, Investments for purposes of insurance claims as required in order for the Cayman Islands Subsidiary to be in compliance with Cayman Islands insurance regulations; and (k) with respect to the Foreign Subsidiary organized under the laws of India, Investments for certain information technology services rendered, together with any Investment in such Subsidiary permitted pursuant to clause (a) above, in an aggregate amount not to exceed $9,000,000 at any time outstanding.
“Restrictive Agreement”: an agreement (other than a Loan Document) that conditions or restricts the right of Borrower, its Subsidiaries or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
“Royalties”: all royalties, fees, expense reimbursement and other amounts payable by Borrower under a License.
“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial LLC business, and its successors.
“SEC”: the Securities and Exchange Commission.
“Second ABL Amendment”: means that certain Second Amendment to Loan and Security Agreement dated April 29, 2014 between Borrower, Guarantors party thereto, ABL Agent and ABL Lenders.

“Secured Parties”: Agent and Lenders.
“Security Documents”: the Guaranties, Mortgages, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
“Sellers”: means MSN Holdco, LLC, a Delaware limited liability company, MSN Holding Company, Inc., a Delaware corporation, Medical Staffing Network Healthcare, LLC, a Delaware limited liability company, Optimal Workforce Solutions, LLC a Delaware limited liability company, in their capacities as “Sellers” under the Acquisition Agreement.
“Senior Officer”: the chairman of the board, president, chief executive officer or chief financial officer, financial manager or treasurer of Borrower or, if the context requires, any other Obligor.
“Solvent”: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
“Specified Acquisition”: the acquisition of substantially all the assets of the Sellers (as defined in the Acquisition Agreement) by Borrower pursuant to the Acquisition Agreement.
“Specified Acquisition Agreement Representations”: the representations and warranties made by the Sellers and their subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Borrower has the right, pursuant to the Acquisition Agreement, to terminate its obligations under the Acquisition Agreement to consummate the Specified Acquisition (or the right not to consummate the Specified Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such representations and warranties.
“Subordinated Debt”: Debt incurred by Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including amount, maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent. For the avoidance of doubt, the Convertible Note Obligations shall not be deemed Subordinated Debt.
“Subsidiary”: any entity more than 50% of whose voting securities or Equity Interests is owned by Borrower or any combination of Obligors (including indirect ownership by Borrower through other entities in which Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period”: means, for any date of determination under this Agreement, the four consecutive fiscal quarters of Borrower most recently ended as of such date of determination.
“Termination Value”: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the foregoing clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
"Third ABL Amendment" means the Consent, Waiver and Third Amendment to Loan and Security Agreement dated on or about the date hereof among Borrower, Guarantors, ABL Agent and ABL Lenders.
“Total Net Leverage Ratio”: means, as to Borrower and its Subsidiaries on a consolidated basis, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) EBITDA for such Test Period.
“Transactions” means, collectively, (a) the consummation of the Specified Acquisition, (b) the issuance of the Convertible Notes, (b) the funding of the Loans hereunder, (c) the entry into the Third ABL Amendment and (d) the payment of fees and expenses pursuant to the foregoing.
“Transferee”: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the first anniversary of the Closing Date; provided, that if the period from the prepayment date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“UCC”: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
“UFTA”: as defined in Section 15.9.
“UFCA”: as defined in Section 15.9.
“Unfunded Pension Liability”: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code and ERISA for the applicable plan year.
“Upstream Payment”: a Distribution by a Subsidiary of an Obligor to such Obligor.

“Working Capital” means Current Assets minus Current Liabilities, in each case, for the applicable Fiscal Year.
“Withholding Agent”: Borrower or Agent.
Section 1.2.     Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.
Section 1.3.     Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter of Credit Right” and “Supporting Obligation.”
Section 1.4.     Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means New York time; or (g) discretion of Agent or any Lender mean the sole and absolute discretion of such Person. All calculations of fundings of Loans, and payments of Obligations shall be in Dollars. Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties customary to such Senior Officer’s office in the industry of Obligors. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
Section 1.5.     Pro Forma Compliance with Section 10.3. Any reference in this Agreement to pro forma compliance with the financial covenant set forth in Section 10.3 shall, prior to June 30, 2015, be construed to mean pro forma compliance with a Total Net Leverage Ratio not to exceed 4.50:1.00 as of the last day of the most recent Test Period. For the sake of clarity, when pro forma effect is given to any acquisition, investment or prepayment of Borrowed Money hereunder, the aggregate amount of Cash Equivalents deducted from “Consolidated Total Net Debt” pursuant to the definition thereof shall be such Cash Equivalents held by an Obligor after giving effect to the applicable acquisition, investment or prepayment of Borrowed Money, and not Cash Equivalents held by an Obligor as of the last day of the most recent Fiscal Quarter.
ARTICLE II:     CREDIT FACILITIES
Section 2.1.     Loan Commitment
2.1.1.     Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to, on the Closing Date, make Loans to the Borrower in an amount equal to such Lender’s Loan Commitment. Amounts borrowed under this Section 2.1.1 and repaid or prepaid may not be reborrowed.
2.1.2.     Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrower shall deliver a Note to such Lender.
2.1.3.     Use of Proceeds. The proceeds of Loans shall be used by Borrower solely (a) to finance a portion of the Specified Acquisition and (b) to pay fees and transaction expenses associated with the closing of the Transactions.
2.1.4.     Reduction of Commitments. With respect to any Loan, the Loan Commitment therefor shall be automatically and permanently reduced to $0 upon the making of such Loan.
ARTICLE III:     INTEREST, FEES AND CHARGES
Section 3.1.     Interest.
3.1.1.     Rates and Payment of Interest.
(a)    The Obligations shall bear interest at LIBOR for the applicable Interest Period plus the Applicable Margin. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrower.
(b)    During an Event of Default under Section 11.1(a) or (j), or, if Agent or Required Lenders in their discretion so elect, during any other Event of Default, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.
(c)    Interest accrued on the Loans shall be due and payable in arrears, (i) on the first Business Day of each Fiscal Quarter; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Maturity Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.     [Intentionally Omitted].
3.1.3.     Interest Periods. Each Loan shall have an interest period (“Interest Period”) of 90 days; provided, however that (a) the initial Interest Period shall expire on September 30, 2014, (b) each Interest Period shall commence on the first Business Day of any subsequent Fiscal Quarter and shall expire on the day immediately preceding the first Business Day of any Fiscal Quarter.
3.1.4.     [Intentionally Omitted].
Section 3.2.     Fees.
(a)    On the Closing Date, Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a one time closing fee of $300,000. In addition, the arrangement fee to be paid to Foros Securities LLC by the Lenders in the amount of $825,000 shall be netted from the funding of the Loans. The one time closing fee and arrangement fee shall be non-refundable and shall be earned upon becoming due and payable in accordance with the terms hereof.
(b)    On the Closing Date and on each anniversary of the Closing Date, the Borrower shall pay an annual administrative agent fee in the amount of $75,000 to the Agent, for its own account as agent for the Lenders under this Agreement, until this Agreement is terminated and all Obligations hereunder are paid in full. The administrative agent fee shall be non-refundable and shall be earned upon becoming due and payable in accordance with the terms hereof.
Section 3.3.     Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Sections 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
Section 3.4.     Reimbursement Obligations. Borrower shall reimburse Agent for all Extraordinary Expenses. Borrower shall also reimburse Agent for all accounting, appraisal, consulting, reasonable legal fees and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to Section 10.1.1, each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrower by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. All amounts payable by Borrower under this Section shall be due on demand.
Section 3.5.     [Intentionally Omitted].
Section 3.6.     [Intentionally Omitted].

Section 3.7.     Increased Costs; Capital Adequacy.
3.7.1.     Change in Law. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);
(b)    subject any Lender to any Tax (except for Indemnified Taxes or Other Taxes covered by Section 5.7 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender) with respect to any Loan, Loan Document, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.7 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(c)    impose on any Lender or interbank market any other condition, cost or expense affecting any Loan, Loan Document, or Commitment; and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
3.7.2.     Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments, Loans to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and holding company’s policies with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.
3.7.3.     Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than six months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.7.4.    LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrower shall pay additional interest to such Lender on each Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if such Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers' receipt of the notice.
Section 3.8.     Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay additional amounts with respect to a Lender under Section 5.7, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such

Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 3.9.     Funding Losses. If for any reason (other than default by a Lender) (a) Borrower fails to repay a Loan when required hereunder or (b) a Lender (other than a Defaulting Lender) is required to assign a Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrower shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds.
Section 3.10.     Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
ARTICLE IV:     LOAN ADMINISTRATION
Section 4.1.     [Intentionally Omitted].
Section 4.2.     Defaulting Lender.
4.2.1.     Amendments. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(b).
4.2.2.     Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full.
4.2.3.     Cure. Borrower and Agent may agree in writing that a Lender is no longer a Defaulting Lender. Unless expressly agreed by Borrower and Agent, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.
Section 4.3.     [Intentionally Omitted].
Section 4.4.     Effect of Termination. On the Maturity Date, all remaining unpaid Obligations shall be immediately due and payable. All undertakings of Borrower contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages. Sections 3.4, 3.6, 3.7, 3.9, 5.4, 5.7, 5.8, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.
ARTICLE V:     PAYMENTS
Section 5.1.     General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day. Any payment of a Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9; provided, that as long as no Event of Default exists, prepayments of Loans may, at the option of Borrower and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods; provided further, that interest shall continue to accrue on such Loans during such period.
Section 5.2.     Repayment of Loans.
5.2.1.     Maturity. All remaining principal outstanding on the Maturity Date shall be repaid on the Maturity Date. All other Obligations shall be repaid on the Maturity Date.
5.2.2.     Optional Prepayments. Subject to the terms of this Section 5.2.2, Borrower shall have the right at any time and from time to time to prepay the Loans, which prepayment must be in a minimum amount of $500,000 or an increment of $100,000 in excess thereof, in whole or in part without premium or penalty. Borrower shall give written notice to Agent of an intended prepayment of the Loans, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least three (3) Business Days prior to the date of such prepayment at a price equal to the price set forth in Section 5.2.3.
5.2.3.     Prepayment Fee. Except as provided in Section 5.3(g), if Borrower pays or prepays all or any portion of the Loans for any reason (including, without limitation, in the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any reason, including (i) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding), then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such payment or prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, the Borrower shall pay to Agent, for the pro rata benefit of the applicable Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the sum of (a) the amount of principal of the Loans paid or prepaid, plus (b) the accrued but unpaid interest on the principal amount so prepaid, if any, to the date of the payment or prepayment, plus (c) any amounts payable under Section 3.9, plus (d) (i) if prior to the first anniversary of the Closing Date, the Make-Whole Amount or (ii) if on or after the first anniversary of the Closing Date, a prepayment fee equal to the principal amount of the Loans so prepaid multiplied by the following percentage (the “Applicable Premium”):

Date of Prepayment Following the Closing Date	Percentage
On or after the first anniversary of the Closing Date through the second anniversary of the Closing Date	3%
On or after the second anniversary of the Effective Date through the third anniversary of the Effective Date	2%
Thereafter	0%

Notwithstanding the foregoing, if Borrower completes a Qualified Public Offering on or prior to the date that is 150 days following the Closing Date, Borrower may, within five (5) Business Days of such Qualified Public Offering, apply the proceeds of such Qualified Public Offering to prepay the Loans in whole, but not in part, and such prepayment shall not be subject to amounts set forth in clause (d) above.
Section 5.3.     Mandatory Prepayments.
(a)    Within five (5) Business Days of the delivery of financial statements pursuant to Section 10.1.2(a), commencing with the financial statements in respect of the Fiscal Year ending on or around December 31, 2015, Borrower shall prepay the Loans in an amount equal to (i) fifty percent (50%) of any Excess Cash Flow above $5,000,000 for such Fiscal Year, less (ii) optional or mandatory principal payments with respect to the Loans made in cash during such Fiscal Year.
(b)    Within three (3) Business Days of receipt by any Obligor or any of its Subsidiaries of any Net Proceeds from any Asset Disposition of any Property (other than any Permitted Asset Dispositions described in clauses (a) through (h) of the definition thereof), Borrower shall notify Agent of the receipt of such Net Proceeds and Obligors shall prepay the Loans in an amount equal to 100% of the Net Proceeds of such disposition; provided, that Obligors may apply the Net Proceeds from such event (or a portion thereof) within 360 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of Obligors and their Subsidiaries.
(c)    Within three (3) Business Days of the receipt of the proceeds of insurance or condemnation awards, the amounts required by Section 8.3.2(b), subject to the limitations set forth in Section 8.3.2(c).
(d)    Within three (3) Business Days of the receipt by any Obligor or any of its Subsidiaries of any Net Proceeds from any issuance of Equity Interests (other than (i) issuances to Obligors and (ii) issuances the proceeds of which are, substantially simultaneously with the receipt thereof by the Borrower, applied as cash consideration with respect to a Permitted Acquisition), Borrower shall prepay the Loans in an amount equal to 50% of such Net Proceeds.

(e)    Within three (3) Business Days of the receipt by any Obligor or any Subsidiary of any Debt not expressly permitted to be incurred or issued pursuant to Section 10.2.1, Borrower shall prepay the Loans in an amount equal to 100% of such Net Proceeds.
(f)    Concurrently with the receipt of net cash proceeds in respect of Curative Equity, Borrower shall prepay the Loans in an amount equal to 100% of such net proceeds.
(g)    Each mandatory prepayment shall be prepaid at a price equal to the price applicable to other prepayments and set forth in Section 5.2.3 above; provided, that no Make-Whole Amount or Applicable Premium shall be required to be paid with any mandatory prepayments described in Section 5.3(a), (b) and (c) above.
(h)    Notwithstanding the foregoing, any Lender may elect, by notice to Borrower on or prior to the date of any mandatory prepayment required to be made hereunder to waive all or a portion of such prepayment, in which case, such waived portion (and only such waived portion) may be retained by Borrower and used for such other purposes as shall be permitted under this Agreement.
(i)    Notwithstanding the foregoing, if any mandatory prepayment event has occurred under the foregoing clauses (a) through (f) and Borrower has repaid ABL Loans in accordance with the terms of the ABL Loan Agreement, Borrower shall only be required to make all or any part of the mandatory prepayment hereunder to the extent Borrower has capacity under the ABL Loan Agreement to borrow additional ABL Loans. For the avoidance of doubt, if, in accordance with the foregoing sentence, Borrower does not make a mandatory prepayment otherwise required to be made hereunder, Borrower shall make all or part of such mandatory prepayment on the first Business Day that Borrower has capacity to borrow additional ABL Loans and Borrower shall not draw any additional ABL Loans unless, substantially simultaneously with the making of such ABL Loans, Borrower applies the proceeds of such ABL Loans to make all or part of such mandatory prepayment.
Section 5.4.     Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Agent or any Lender, or Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
Section 5.5.     Post-Default Allocation of Payments.
5.5.1.     Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(a)    first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;
(b)    second, to all Obligations constituting fees;
(c)    third, to all Obligations constituting interest; and

(d)    last, to all other Obligations.
Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. This Section is not for the benefit of or enforceable by any Obligor.

5.5.2.     Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
Section 5.6.     Loan Account; Account Stated.
5.6.1.     Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrower resulting from the Loan. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower.
5.6.2.     Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
Section 5.7.     Taxes.
5.7.1.     Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes, except as required by Applicable Law. If Applicable Law requires any Obligor (as determined in the reasonable discretion of such Obligor) or Agent (as determined in the reasonable discretion of Agent) to withhold or deduct any Tax (including backup withholding or withholding Tax), such Obligor or Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased so that Agent or Lender, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities.
5.7.2.     Payment. Borrower shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent and Lenders for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent or any Lender, with respect to any Obligations or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender fails to pay indefeasibly to Agent under Section 5.8. A certificate as to the amount of any such payment or liability delivered to Borrower by Agent, or by a Lender (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by Borrower, Borrower shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

Section 5.8.     Lender Tax Information.
5.8.1.     Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower, sufficient to permit Agent or Borrower to determine (a) whether or not payments made with respect to Obligations are subject to Taxes or information reporting requirements, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.8.2 below) shall not be required if in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
5.8.2.     Documentation. If Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower two executed originals of IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower, but only if such Foreign Lender is legally entitled to do so), (a) two executed originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) two executed originals of IRS Form W-8ECI; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, two executed originals of IRS Form W-8BEN and a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); or (d) two executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner. For the avoidance of doubt, if, as a result of a Change in Law, a Foreign Lender is no longer legally able to provide documentation with respect to an exemption from or a reduction of withholding tax, such Foreign Lender will be treated as complying with this Section 5.8.2 and such inability will not affect the Foreign Lender’s rights under Section 5.8. If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) or to determine the amount to deduct and withhold from such payment.

5.8.3.     Lender Obligations. Each Lender agrees that if any form or certification it previously delivered pursuant to Section 5.8.2 expires or becomes obsolete in any respect, it shall promptly notify Borrower and Agent of such obsolescence or inaccuracy and promptly as practically possible (and in any event prior to the next payment under the Loan Documents) update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so. Each Lender shall severally indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrower and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against Borrower or Agent by any Governmental Authority due to such Lender’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender under any Loan Document.
5.8.4.     Treatment of Certain Refunds. If Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall promptly pay to Borrower an amount equal to such refund but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under Section 5.7 with respect to the Taxes giving rise to such refund, plus any interest included in such refund by the relevant Governmental Authority attributable thereto, net of all reasonable out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund): provided, that Borrower, upon the request of Agent or such Lender, agrees to repay promptly the amount paid over to Borrower to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.
ARTICLE VI:     CONDITIONS PRECEDENT
Section 6.1.     Conditions Precedent to Loans. Lenders shall not be required to fund any Loans until the date (“Closing Date”) that each of the following conditions has been satisfied:
6.1.1.     Loan Documents. This Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to Agent, and shall have been duly executed by each Obligor that is to be a party thereto.
6.1.2.     ABL Loan Agreement; ABL Intercreditor Agreement. Agent shall have received a true and correct copy of the Third ABL Amendment, which Third ABL Amendment shall be in form and substance reasonably satisfactory to the Agent. Other than the First ABL Amendment, the Second ABL Amendment, the Third ABL Amendment and any other amendment or waiver delivered to the Agent prior to the Closing Date, the ABL Loan Agreement and the other “Loan Documents” (as defined therein) shall not have been amended or waived (other than as set forth in the preceding sentence) and no consents shall have been given with respect thereto without the consent of the Required Lenders. The Agent shall have received a copy of the ABL Intercreditor Agreement, in form and substance reasonably satisfactory to the Lenders, duly executed by the ABL Agent.
6.1.3.     Acquisition Agreement. The Specified Acquisition shall have been consummated, or shall be consummated substantially concurrently with the funding of the Loans (in accordance with the Acquisition Agreement). The Acquisition Agreement shall not have been amended or modified, and no consents or waivers shall have been given by Borrower or any of its Subsidiaries with respect thereto, in a manner materially adverse to the Lenders without the consent of the Required Lenders.
6.1.4.     Other Debt. None of Borrower nor any of its Subsidiaries shall have any third party Debt for Borrowed Money other than the Loans, the Convertible Note Obligations, ABL Obligations, ordinary course Capital Leases and Purchase Money Debt, and other Debt expressly permitted to remain outstanding and set forth in the Acquisition Agreement.
6.1.5.     UCC Filings. Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
6.1.6.     Officer’s Certificates. Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the Loans and transactions hereunder, (i) no Default or Event of Default exists; (ii) the representations and warranties set forth in Article IX are true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects); and (iii) the conditions set forth in Sections 6.1.2, 6.1.3, 6.1.4, 6.1.13 and 6.1.17 have been satisfied.
6.1.7.     Resolutions, Organizational Documents, Incumbency Certificate. Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
6.1.8.     Legal Opinion. Agent shall have received a written opinion of Proskauer Rose LLP, as well as any local counsel to the Obligors, in form and substance reasonably satisfactory to Agent.
6.1.9.     Charters, Good Standing Certificates. Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.
6.1.10.     Insurance. Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrower, together with lender’s loss payable endorsements naming Agent as lender’s loss payee, in each case, all in compliance with the Loan Documents.
6.1.11.     Financial Statements. Agent shall have received (A) audited consolidated balance sheets and related statements of operations, statement of income, changes in member’s equity (deficit) and cash flows of the Sellers for the fiscal years ended December 25, 2011, December 30, 2012 and December 31, 2013, (B) unaudited consolidated balance sheets and related statements of operations, statement of income, and cash flows of the Sellers for each subsequent month (other than the last month of a fiscal year) ended at least 30 days prior to the Closing Date and (C) pro forma consolidated balance sheet and related pro forma consolidated statement of income as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).
6.1.12.     Representations and Warranties. Each of the representations and warranties made by any Obligor in or pursuant to Sections 9.1.1, 9.1.2, 9.1.3, 9.1.7, 9.1.21, 9.1.22, and 9.1.25 shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date).
6.1.13.     Specified Acquisition Agreement Representations. The Specified Acquisition Agreement Representations shall be true and correct in all material respects, but only to the extent that Borrower has the right, pursuant to the Acquisition Agreement, to terminate its obligations under the Acquisition Agreement to consummate the Specified Acquisition (or the right not to consummate the Specified Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such Specified Acquisition Agreement Representations.
6.1.14.     Fees and Expenses. Borrower shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date under this Agreement, to the extent invoiced at least three (3) Business Days prior to the Closing Date, except as otherwise reasonably agreed by Borrower.
6.1.15.     Solvency Certificate. Agent shall have received a Solvency Certificate, substantially in the form set forth in Exhibit F from the chief financial officer or chief accounting officer or other officer with equivalent duties of Borrower.
6.1.16.     USA PATRIOT Act. Agent shall have received, at least three (3) Business Days in advance of the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, to the extent requested in writing to Borrower at least five (5) Business Days in advance of the Closing Date.
6.1.17.     SEC Filings. (i) Since December 31, 2012, Borrower shall have filed with the SEC all material reports, schedules, statements and other documents (the “Borrower SEC Documents”) required to be filed by Borrower with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “1933 Act”) and the Exchange Act, (ii) as of their respective dates, Borrower SEC Documents shall have complied in all material respects with the requirements of the 1933 Act and the Exchange Act and none of Borrower SEC Documents shall have contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (after giving effect to all supplements and updates thereto made prior to June 2, 2014) and (iii) from June 2, 2014 through the Closing Date, (A) neither Borrower nor any of its Subsidiaries shall have issued any equity securities (or options, warrants or other rights, securities or Debt that are convertible into or exercisable or exchangeable for equity securities), other than (i) the issuance by Borrower of shares of common stock in connection with the exercise of stock options outstanding on June 2, 2014 and (ii) any equity securities (or options, warrants, or other rights or securities) permitted to be issued under Borrower’s 2014 Omnibus Incentive Plan, (B) Borrower shall not have declared or made any dividend or distribution of cash, securities or other property to stockholders or redeemed any Equity Interests (other than repurchases in the ordinary course in accordance with, and subject to the current limitations of, Borrower’s stock repurchase program as in existence on June 2, 2014) and (C) Borrower shall not have given effect to any stock split or combination, stock dividend, merger, consolidation, reclassification or similar event or any other event that would customarily give rise to an adjustment to the conversion price of a convertible security.
ARTICLE VII:     COLLATERAL
Section 7.1.     Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)    all Accounts;
(b)    all Chattel Paper, including electronic chattel paper;
(c)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;
(d)    all Deposit Accounts;
(e)    all Documents;
(f)    all General Intangibles, including Intellectual Property;
(g)    all Goods, including Inventory, Equipment and fixtures;
(h)    all Instruments;
(i)    all Investment Property, including all Equity Interests of each Subsidiary owned by an Obligor now existing and hereafter created, including, without limitation, the Equity Interests described on Schedule 7.1(i);
(j)    all Letter-of-Credit Rights;
(k)    all Supporting Obligations;
(l)    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;
(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(n)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (a) any vehicle or any other property covered by a certificate of title or ownership, whether now owned or hereafter acquired; (b) any voting Equity Interests issued by any Foreign Subsidiary in excess of 65% of all of the voting Equity Interests of such Foreign Subsidiary; (c) any Obligor’s right, title or interest in any lease, license, contract or agreement to which such Obligor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of or create a right of termination in favor of or require the consent of any other party thereto (other than an Obligor), any lease, license, contract or agreement to which such Obligor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); (d) assets to the extent the granting of a security interest therein would be prohibited or restricted by Applicable Law, rule or regulation (including any requirement to obtain the consent of any Governmental Authority); (e) Excluded Deposit Accounts; (f) any governmental licenses or State or local franchises, charters or authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, after giving effect to the applicable anti-assignment provisions of the UCC notwithstanding such prohibition or restriction; (g) those assets as to which Agent and Borrower reasonably agree in writing that the cost, difficulty, burden or consequences of obtaining or perfecting a security interest in such assets are excessive in relation to the benefit to Lenders of the security to be afforded thereby; and (h) any United States “intent to use” trademark application or intent-to-use service mark application filed pursuant to Section 1(b) of the Lanham Act, to the extent that and during any period that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Obligor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law, after which period such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral (the assets described in clauses (a) through (h) above, collectively, the “Excluded Assets”); provided, that such exclusions shall not apply to the proceeds (including, without limitation, proceeds from the sale or disposition) of any of the foregoing property and such proceeds shall be included in the Collateral.

Section 7.2.     Lien on Deposit Accounts; Cash Collateral
7.2.1.     Deposit Accounts. To further secure the prompt payment and performance of all Obligations, Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Obligor’s right, title and interest in and amounts credited to any Deposit Account of Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by Borrower, without inquiry into the authority or right of Agent to make such request.
7.2.2.     Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrower, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss. Borrower hereby grants to Agent, for the benefit of Secured Parties and as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due, in such order as Agent may elect.
Section 7.3.     Real Estate Collateral. The Obligations shall also be secured by Mortgages upon all fee owned Real Estate owned by each Obligor with a fair market value exceeding $1,000,000. If any Obligor acquires fee owned Real Estate with a fair market value exceeding $1,000,000 hereafter, such Obligor shall, within 90 days, execute, deliver and record a Mortgage sufficient to create a second priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

Section 7.4.     Other Collateral.
7.4.1.     Commercial Tort Claims. Each Obligor shall promptly notify Agent in writing if such Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000 individually or in the aggregate), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, second priority Lien in favor of Agent (for the benefit of Secured Parties).
7.4.2.     Certain After-Acquired Collateral. Each Obligor shall promptly notify Agent in writing if, after the Closing Date, such Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights (in each case with respect to Chattel Paper and Letter-of-Credit Rights with a value exceeding $250,000 individually or in the aggregate) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, second priority Lien (subject to Permitted Liens that are expressly allowed to have priority over Agent’s Liens) upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, such Obligor shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
Section 7.5.     No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrower relating to any Collateral.
Section 7.6.     Further Assurances. Promptly upon request, and subject to the terms and provisions of the ABL Intercreditor Agreement, Obligors shall, at the expense of Borrower or such Obligor, deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate in its reasonable discretion under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.
Section 7.7.     Possessory Collateral Generally. Notwithstanding anything herein to the contrary, for so long as the Discharge of ABL Debt (as defined in the Intercreditor Agreement) has not occurred and the ABL Loan Documents require the delivery of possession or control to the ABL Agent of any Collateral, any covenant hereunder requiring (or any representation or warranty hereunder to the extent that it would have the effect of requiring) the delivery of possession or control to the Agent of Collateral shall be deemed to have been satisfied (or, in the case of any representation or warranty, shall be deemed to be true) if, prior to the Discharge of ABL Debt, such possession or control shall have been delivered to the ABL Agent as provided in the Intercreditor Agreement.
ARTICLE VIII:     COLLATERAL ADMINISTRATION
Section 8.1.     Administration of Equipment. The computer and other information technology Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the operating efficiency of such Equipment is preserved at all times, reasonable wear and tear excepted. Borrower shall ensure that such Equipment is capable of performing the functions for which it was designed. No Borrower shall permit any computer or other information technology Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

Section 8.2.     Administration of Deposit Accounts and Securities Accounts. Schedule 8.2 sets forth all Deposit Accounts and securities accounts maintained by the Obligors. Each Obligor shall take all actions necessary to establish Agent’s control of each such Deposit Account and securities account (other than accounts exclusively used for payroll, payroll taxes or employee benefits, or accounts containing not more than $100,000 individually or $250,000 in the aggregate at any time (such accounts, the “Excluded Deposit Accounts”)). An Obligor shall be the sole account holder of each Deposit Account and securities accounts and shall not allow any other Person (other than (x) Agent and ABL Agent or (y) any other Obligor) to have control over any Deposit Account or securities account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account or securities accounts and, with the consent of Agent, will amend Schedule 8.2 to reflect same.
Section 8.3.    General Provisions.
8.3.1.     Location of Collateral. All tangible items of Collateral other than Collateral out for repair or delivered to ABL Agent, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.3.1(a) and all Material Tangible Collateral shall at all times be kept by Borrowers at the Material Tangible Collateral Locations set forth in Schedule 8.3.1(b) , except that Borrower may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 15 Business Days prior written notice to Agent. Borrower shall use commercially reasonable efforts to obtain a Lien Waiver with respect to all Material Tangible Collateral Locations.
8.3.2.     Insurance of Collateral; Condemnation Proceeds.
(a)    Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A-VII, unless otherwise approved by Agent) reasonably satisfactory to Agent. All proceeds of insurance on Collateral under each policy shall name Agent as lender’s loss payee or mortgagee, as appropriate. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy of insurance on Collateral shall include reasonably satisfactory endorsements (i) showing Agent as lender’s loss payee or mortgagee, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies for claims in excess of $3,000,000. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim with respect to Collateral as long as the proceeds are delivered to Agent. If an Event of Default exists, Agent shall be authorized to settle, adjust and compromise such claims to the extent not prohibited by Applicable Law.
(b)    Any Net Proceeds of insurance (other than proceeds from workers’ compensation, D&O or professional liability insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Subject to clause (c) below, any proceeds or awards that relate to Collateral shall be applied first to Loans and then to other Obligations.
(c)    If requested by any Obligor in writing within 15 days after Agent’s receipt of any Net Proceeds of insurance or condemnation awards relating to any loss or destruction of Equipment or Real

Estate, such Obligor may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by ABL Agent as cash collateral in respect of the ABL Obligations or by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) such Obligor complies with disbursement procedures for such repair or replacement as Agent may reasonably require; (vi) such replacement occurs within 360 days after receipt of such insurance proceeds or condemnation awards and (vii) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $600,000.
8.3.3.     Protection of Collateral. All expenses of protecting, storing, insuring and handling, any Collateral (including any sale thereof), all Taxes payable with respect to any Collateral, and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by the Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any Person whatsoever, but the same shall be at the Obligors’ sole risk.
8.3.4.     Defense of Title to Collateral. Borrower shall at all times defend its title to Collateral (other than Intellectual Property of the type described in clause (g) of the definition of Permitted Asset Disposition) and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
Section 8.4.     Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. To the extent not prohibited by Applicable Law, Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:
(a)    Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
(b)    During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) to the extent an Obligor has rights sufficient to allow Agent or its designees to do so, use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.
ARTICLE IX:     REPRESENTATIONS AND WARRANTIES
Section 9.1.     General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants that in each case as of the date such representation and warranty is made, unless an earlier date is specified:
9.1.1.     Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
9.1.2.     Power and Authority; Execution. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. Each Loan Document to which any Obligor is party has been duly executed and delivered. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.
9.1.3.     Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
9.1.4.     Capital Structure. Schedule 9.1.4 shows, as of the Closing Date, for each Obligor and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien and the Lien in favor of the ABL Agent, and all such Equity Interests are duly issued, and in the case of Equity Interests representing a corporation, fully paid and non-assessable. Except as contemplated by the Convertible Note Purchase Agreement and the Note Documents, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.
9.1.5.     Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. The provisions of this Agreement and the other Loan Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Agent (or any designee or trustee on its behalf), for the benefit of itself and the other Secured Parties, subject, as to enforceability, to bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. Upon the filing of UCC financing statements in the applicable jurisdictions and security agreements in the United States Patent and Trademark Office (the “USPTO”) or the United States Copyright Office, as applicable, all Liens of Agent in the Collateral are duly perfected, second priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens, if, and to the extent that perfection may be achieved by such filings; provided, however, that additional filings may be required in the USPTO and United States Copyright Office to perfect the security interest in Intellectual Property acquired after the date hereof.
9.1.6.     Reserved.
9.1.7.     Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time (it being understood that the projections are subject to assumptions and contingencies, many of which are beyond Obligors’ or their Subsidiaries’ control, no assurance can be given that the projections will be realized and the actual results may differ materially). Since December 31, 2013, there has been no change in the condition, financial or otherwise, of the Obligors taken as a whole that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Obligor and Subsidiary in light of the circumstances under which such statements are made. On the Closing Date, the Obligors, taken as a whole, are Solvent.
9.1.8.     Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder except for guaranties by Borrower or any Obligor of leases of any other Obligor.
9.1.9.     Taxes. Each Obligor and Subsidiary has filed all federal tax returns, material state and local tax returns and other reports that it is required by law to file, and has paid, or made provision under Accounting Standards Codification (“ASC”) 450 or 740 for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. Obligors and their Subsidiaries have made adequate reserves on their books and records to the extent required by GAAP for (i) Taxes that have accrued but which are not yet due and payable and (ii) Taxes that are being Properly Contested.
9.1.10.     Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents other than fees payable to Agent and fees payable to Foros Securities LLC.
9.1.11.     Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without, to such Obligor’s knowledge, conflict with the rights of others. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property owned by such Obligor). Except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary and necessary to the business of the Obligors is shown on Schedule 9.1.11.
9.1.12.     Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except where failure to be in good standing could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement or any other Loan Document, or for the consummation on the Closing Date of the Transactions, except for (a) filings necessary to perfect the Liens on the Collateral granted by Obligors in favor of the Secured Parties (to the extent that such Liens can be perfected), (b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
9.1.13.     Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law relating to noncompliance of Applicable Law that could reasonably be expected to have a Material Adverse Effect.
9.1.14.     Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that could reasonably be expected to have a Material Adverse Effect if determined adversely. No Obligor or Subsidiary has received any Environmental Notice that could reasonably be expected to have a Material Adverse Effect. To the best of Obligors’ knowledge, no Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect.
9.1.15.     Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.16.     Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened in writing against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule or, with respect to Commercial Tort Claims arising after the Closing Date, disclosed to Agent in writing with reference to such Schedule, no Obligor has a Commercial Tort Claim in excess of $100,000 individually or $250,000 in the aggregate. No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority except where default could not reasonably be expected to result in liability to Obligors and their Subsidiaries in excess of $3,500,000 individually or in the aggregate or to have a Material Adverse Effect.

9.1.17.     No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract (other than a Material Contract with respect to Borrowed Money). There is no basis upon which any party (other than Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
9.1.18.     ERISA. Except as disclosed on Schedule 9.1.18:
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter has been submitted to the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Plan.
(b)    There are no pending or, to the knowledge of Obligors, threatened claims (other than routine or ordinary course claims for benefits and appeals of such claims), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan under the Code or ERISA that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(d)    With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
9.1.19.     Labor Relations. Except as described on Schedule 9.1.20, as of the Closing Date, no Obligor or Subsidiary is party to or bound by any material collective bargaining agreement, management agreement or material consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened (in writing) strikes, work stoppages or demands for collective bargaining in each case, that would reasonably be expected to have a Material Adverse Effect.
9.1.20.     Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.21.     Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.22.     Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.23.     [Intentionally Omitted].
9.1.24.     Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
9.1.25.    Anti-Terrorism Laws.
(a)    None of Obligors, and to such Obligor’s Knowledge, any director, officer, agent or employee of the any Obligor is (A) a Person on the list of “Specially Designated Nationals and Blocked Persons” or (B) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and (ii) the Obligors will not directly or, to the knowledge of the Obligors, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.
(b)    To the extent applicable, each Obligor is in compliance, in all material respects, with the (i) Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.
(c)    No part of the proceeds of any Loan will be used, directly or, to the knowledge of the Obligors, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.
ARTICLE X:     COVENANTS AND CONTINUING AGREEMENTS
Section 10.1.     Affirmative Covenants. As long as any Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1.     Inspections; Appraisals.
(a)    Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice but in any event no later than one (1) Business Day’s notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to share any results of any inspection, appraisal or report with any Obligor; provided, however, so long as a Default or Event of Default exists, Agent agrees to send Obligors copies of all appraisals conducted by third parties engaged by it relating to Property of Obligors. Notwithstanding the foregoing, Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.
(b)    Reimburse Agent for all reasonable and documented charges, costs and expenses of Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per Loan Year if no Event of Default is continuing; provided, however, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limit. Obligors agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the reasonable and documented charges of any third party used for such purposes.
10.1.2.     Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
(a)    as soon as available, and in any event within 120 days after the close of each Fiscal Year (or, if earlier, on the date of any required public filing thereof), balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Obligors and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Obligors and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year. Delivery by Obligors to Agent and Lenders of Obligors’ annual report to the SEC on Form 10-K with respect to any Fiscal Year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by Obligors with this Section 10.1.2(a) upon the delivery by Borrower to Agent and Lenders of written notice of the filing thereof;
(b)    as soon as available, and in any event within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Year) (or, if earlier, on the date of any required public filing thereof), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Obligor as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;
(c)    concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower, together with an updated Perfection Certificate or a supplement identifying changes to the Perfection Certificate previously delivered;
(d)    not later than 45 days after the end of each Fiscal Year, projections of Obligors’ consolidated balance sheets, results of operations and cash flow for the next Fiscal Year, month by month;
(e)    promptly after the sending or filing thereof, regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the SEC or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;
(f)    promptly after the sending or filing thereof, copies of any annual report required to be filed with any Governmental Authority in connection with each Plan or Foreign Plan;
(g)    promptly (and in any event within ten (10) Business Days) after the furnishing or receipt thereof (as applicable), copies of any borrowing base certificates, compliance certificates or notices of default or event of default received pursuant to the ABL Loan Documents or Convertible Note Documents; and
(h)    such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Obligor’s or Subsidiary’s financial condition or business.
10.1.3.     Notices. Notify Agent and Lenders in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat (in writing) or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or, other than in connection with the expiration thereof, termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $3,500,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, OFAC, FCPA, the PATRIOT Act or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release that could reasonably be expected to result in a Material Adverse Effect by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice if it could reasonably be expected to result in a Material Adverse Effect; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business where Collateral will be stored (and whether such location is a Material Tangible Collateral Location), at least 10 days prior to such opening.
10.1.4.     Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing material agreements, between an Obligor and any landlord or other Person that owns any Material Tangible Collateral Location and for each such Material Tangible Collateral Location, use commercially reasonable efforts to obtain an executed Lien Waiver.
10.1.5.     Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, OFAC, FCPA and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release that could reasonably be expected to result in a Material Adverse Effect occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the known extent of such Environmental Release, and to take all remedial actions to the extent required by Environmental Law to clean up such Environmental Release that are required by any Environmental Law or by any Governmental Authority.
10.1.6.     Taxes. Pay and discharge all material Taxes (it being understood that all payroll related taxes are material regardless of amount) prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.7.     Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent (and Agent acknowledges that the insurers providing insurance on the Closing Date are satisfactory), (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated and (b) medical malpractice and other professional insurance with a responsible insurance company for and covering each Obligor and each Obligor’s employees, officers, directors or contractors who provide professional medical services to patients. Such insurance shall cover such casualties, risks and contingencies, shall be of the type and in amounts, and may be subject to deductibles as are customarily maintained by Persons employed or serving in the same or a similar capacity.
10.1.8.     Licenses. Keep each material License affecting any Collateral or a material part of Obligors’ business in full force and effect; and pay all Royalties when due.
10.1.9.     Trademarks. Obligors covenant and agree that if at any time any Obligor uses the trademark “Cross Country Nurses”, U.S. PTO registration number 1,491,664; registration date 6/7/1988, Obligors promptly shall obtain a written release of record of any lien thereon in favor of Heller Financial, Inc.
10.1.10.     Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 2.1.3.
10.1.11.     Existence. Except as otherwise expressly permitted under Section 10.2, each Obligor will at all times preserve and keep in full force and effect its existence.
10.1.12.     Maintenance of Properties. Each Obligor will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of its business and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.
10.1.13.     Maintenance of Book and Records. Each Obligor will maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of such Obligor and permit the preparation of consolidated financial statements in accordance with GAAP to be derived therefrom.
10.1.14.     [Intentionally Omitted].

10.1.15.     Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent (or, if requested by an Obligor and approved by Agent in its discretion, cause it to join this Agreement as an Obligor), and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person (other than Excluded Assets), including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.
10.1.16.     Post Closing Covenants. Execute and deliver the documents and complete the tasks set forth on Schedule 10.1.16, in each case within the time limits specified on such schedule (or such longer period as Agent may reasonably agree). All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided, that (x) to the extent any representation and warranty would not be true or any provision of any covenant breached because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 10.1.16 and (y) all representations and warranties and covenants relating to the Loan Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 10.1.16 have been taken (or were required to be taken).
Section 10.2.     Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:
10.2.1.     Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)    the Obligations;
(b)    Subordinated Debt;
(c)    Permitted Purchase Money Debt;
(d)    Borrowed Money (other than the Obligations, ABL Obligations, Convertible Note Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;
(e)    [Intentionally Omitted];
(f)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by Equipment or Real Estate when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $6,000,000 in the aggregate at any time and provided that such Debt when aggregated with any Permitted Purchase Money Debt does not exceed $12,000,000 at any time;
(g)    Permitted Contingent Obligations;
(h)    Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)    unsecured Debt of (A) any Obligor owing to any other Obligor, (B) any Subsidiary that is not an Obligor owing to any other Subsidiary that is not an Obligor, (C) any Obligor owing to any Subsidiary that is not an Obligor (so long as such Debt is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent) not to exceed, combined with any Investment by an Obligor in any Subsidiary that is not an Obligor pursuant to clause (a) of the definition of “Restricted Investment”, $5,000,000 at any time outstanding, or (D) any Subsidiary that is not an Obligor owing to any Obligor so long as such Debt constitutes a Permitted Investment;
(j)    unsecured purchase price adjustments and similar obligations incurred by the Obligors in connection with a Permitted Acquisition to the extent such obligations would otherwise constitute Debt;
(k)    Debt in respect of performance or appeal bonds and similar obligations not in connection with Borrowed Money, in each case provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business;
(l)    Debt consisting of financing of insurance premiums in the Ordinary Course of Business;
(m)    unsecured Debt representing deferred compensation to employees of Obligors (or any direct or indirect parent thereof) and the Subsidiaries incurred in the Ordinary Course of Business;
(n)    Debt arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided, that such Debt is extinguished within five Business Days of its incurrence;
(o)    ABL Obligations to the extent of the Priority ABL Debt (as defined in the ABL Intercreditor Agreement);
(p)    Convertible Note Obligations; and
(q)    other Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $6,000,000 in the aggregate at any time.
10.2.2.     Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)    Liens in favor of Agent;
(b)    Purchase Money Liens securing Permitted Purchase Money Debt;
(c)    Liens for Taxes not yet due or being Properly Contested;
(d)    statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;
(e)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens (other than cash deposits) are at all times junior to Agent’s Liens;
(f)    Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
(g)    Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens (other than with respect to Excluded Assets);
(h)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
(i)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; and
(j)    existing Liens shown on Schedule 10.2.2;
(k)    Liens on Collateral securing the ABL Obligations, so long as such Liens are subject to the ABL Intercreditor Agreement and the ABL Obligations are permitted under Section 10.2.1;
(l)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (other than ERISA); and
(m)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.
10.2.3.     Reserved.
10.2.4.     Distributions; Upstream Payments. (a) Declare or make any Distributions, except for (i) Upstream Payments, and, in the case of any Upstream Payment by Intelistaf to Staffing, a pro-rata Distribution made to Integris Prohealth, Inc., an Oklahoma corporation, in connection with such Upstream Payment to the extent required by the Intelistaf Operating Agreement and so long as before and after giving effect to such Distribution, Intelistaf is Solvent and such Distribution does not violate Applicable Law; (ii) cash dividends by a Subsidiary to any other direct or indirect Subsidiary of Obligors so long as the proceeds of such dividends are then subsequently paid, in the form of cash dividends, to such Obligor; and (iii) the repurchase, redemption, retirement or other acquisition of Equity Interests of any Obligor or any Subsidiary of any Obligor owned by employees of such Obligor or any Subsidiary or their assignees, estates and heirs, at a price not in excess of fair market value determined in good faith by the Board of Directors of Borrower, in an aggregate amount not to exceed $6,000,000 during the term of this Agreement; or (b) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, ABL Loan Documents or Convertible Note Documents or under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.
10.2.5.     Restricted Investments. Make any Restricted Investment.

10.2.6.     Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.1, or a transfer of Property by a Subsidiary or Obligor to an Obligor or among Obligors.
10.2.7.     Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer, director or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) intercompany loans by an Obligor to another Obligor; (e) debt obligations of a purchaser in connection with a Permitted Asset Disposition so long as such amount does not exceed 10% of the aggregate consideration payable in connection with such Asset Disposition; and (f) other loans and advances constituting Investments that are not Restricted Investments.
10.2.8.     Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations, Subordinated Debt, ABL Obligations, Convertible Note Obligations and Debt owed by an Obligor or a Subsidiary that is not an Obligor to an Obligor) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent); provided, that, in the case of this clause (b), Borrower and its Subsidiaries may make prepayments of Borrowed Money not to exceed $10,000,000 if, at the time of such prepayment, the Borrower demonstrates to the satisfaction of the Agent that is in pro forma compliance with the financial covenant set forth in Section 10.3. For the avoidance of doubt, notwithstanding anything else herein to the contrary, the conversion of the Convertible Notes to common equity of Borrower in accordance with the terms of the Convertible Note Documents shall be permitted.
10.2.9.     Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of a Subsidiary that is not an Obligor with another Subsidiary that is not an Obligor, (ii) mergers or consolidations of any Subsidiary that is not an Obligor or an Obligor with and into an Obligor in a transaction in which an Obligor is the surviving entity, provided, that in any such transaction involving Borrower, Borrower is the surviving Person, (iii) liquidations or dissolutions of Guarantors and any other Subsidiaries that are not Obligors if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Obligors, is not disadvantageous to Lenders and is not prohibited by Applicable Law, (iv) mergers or consolidations of an Obligor with or into another Obligor, provided, that in any such transaction involving Borrower, Borrower is the Surviving Person, or (v) mergers or consolidations of another Person with or into Borrower or Guarantor in order to effect a Permitted Acquisition (provided, that the surviving entity is Borrower or a Guarantor and, if any such transaction involves Borrower, Borrower shall be the surviving Person), or (b) change its name, change its tax, charter or other organizational identification number, or change its form or state of organization, provided, that an Obligor may change its name after providing 15 Business Days prior written notice thereof to Agent so long as Obligors provide Agent with all appropriate documentation (and confirmation of filing thereof) that Agent reasonably requests to confirm the continued perfection of its security interests in the Collateral.
10.2.10.     Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.15 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11.     Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner that is materially adverse to Lenders.
10.2.12.     Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.
10.2.13.     Accounting Changes; Fiscal Year. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.
10.2.14.     Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases and other contracts; and (d) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.
10.2.15.     Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.16.     Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental or complementary thereto.
10.2.17.     Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; or (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
10.2.18.     Plans. Become party to any Multiemployer Plan or Foreign Plan, other than (i) any in existence on the Closing Date, (ii) with respect to any Multiemployer Plan, as required by Applicable Law, and (iii) the statutory severance plan known as the “Indian Gratuity Plan” maintained by the Subsidiary of Obligor that was formed under the laws of India; provided, that in no event shall any Obligor be liable for any obligations under any Foreign Plan.
10.2.19.     Amendments to Subordinated Debt and ABL Obligations. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, except as expressly permitted under the subordination agreement with respect thereto. Amend, supplement or otherwise modify any document, instrument or agreement relating to the ABL Obligations, except to the extent any such amendment, supplement or modification is not prohibited under the ABL Intercreditor Agreement.
Section 10.3.     Financial Covenant. Commencing with the Fiscal Quarter ended June 30, 2015, Borrower will not permit the Total Net Leverage Ratio to exceed 4.50:1.00 as of the last day of each Test Period.
ARTICLE XI:     EVENTS OF DEFAULT; REMEDIES ON DEFAULT

Section 11.1.     Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)    An Obligor fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) and such failure shall continue for more than three (3) Business Days;
(b)    Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)    An Obligor breaches or fails to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.6.2, 10.1.1, 10.1.2, 10.1.3(d), 10.1.10, 10.1.11 (with respect to Borrower), 10.1.14, 10.1.15, 10.1.16, 10.2 or 10.3;
(d)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;
(e)    A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or, unless waived by Agent in writing, a third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders); or the Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Loan Documents with the priority required by and subject to such limitations and restrictions as are set forth by the relevant Loan Document (except to the extent (x) any such loss of perfection or priority results from the failure of the ABL Agent or the Agent to take any action within its control, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority);
(f)    Any breach or default of an Obligor occurs (i) under any Hedging Agreement, or document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Borrowed Money (other than the Obligations or Debt owed by an Obligor to another Obligor and other than Obligations under the ABL Loan Documents) in excess of $4,800,000, if the maturity of or any payment with respect to such Borrowed Money may be accelerated or demanded due to such breach or (ii) under any ABL Loan Document if all or part of the ABL Obligations is accelerated or demanded (or the commitments thereunder are terminated) due to such breach or if such breach or default results from a failure to pay any obligation thereunder;
(g)    Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $4,800,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;
(h)    A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $2,400,000;

(i)    An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or Obligors, taken as a whole, are not Solvent;
(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
(k)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that results in liability in an amount exceeding $1,200,000; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(l)    An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property of any Obligor or any Collateral; or
(m)    A Change of Control occurs.
Section 11.2.     Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, without any action by Agent or any Lender or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)    declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
(b)    require Obligors to Cash Collateralize any or all Obligations that are contingent or not yet due and payable; and
(c)    subject to the terms and conditions of the ABL Intercreditor Agreement, exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
Subject to Section 5.3(g), if Borrower pays or prepays all or any portion of the Loans for any reason (including as specified in Section 5.2.3), then, as set forth in Section 5.2.3, the Borrower shall pay to Agent, for the pro rata benefit of the applicable Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the amounts set forth in Section 5.2.3 (including, but not limited to, the Make-Whole Amount (if prior to the first anniversary of the Closing Date) or Applicable Premium (if on or after the first anniversary of the Closing Date)).
Section 11.3.     License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.
Section 11.4.     Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
Section 11.5.     Remedies Cumulative; No Waiver.
11.5.1.     Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2.     Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Subject to Section 11.6, it is expressly acknowledged by Obligor that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
Section 11.6.     Right to Cure. Borrower may cure (and shall be deemed to have cured) a breach of the financial covenant set forth in Section 10.3 (the “Specified Financial Covenant”) if it receives the net cash proceeds of an investment of Curative Equity within thirty (30) days after the date on which the Compliance Certificate is required to be delivered to Agent pursuant to Section 10.1.2(c) in respect of the Fiscal Quarter with respect to which any such breach occurred (such date, as applicable, the “Cure Expiration Date”); provided, that Borrower’s right to so cure a breach of the Specified Financial Covenant under this Section 11.6 shall be contingent on compliance with the requirements set forth in this Section 11.6.
11.6.1.     The net cash proceeds received by Borrower from the issuance of Curative Equity (which proceeds are contributed to Borrower) shall be in immediately available funds and, subject to the limitations set forth in Section 11.6.5 below, shall be in an amount equal to the amount required to cause Borrower to be in compliance with the Specified Financial Covenant as at the last day of the most recently ended Fiscal Quarter, calculated for such purpose as if such amount of Curative Equity were additional EBITDA of Borrower and its Subsidiaries as at such date. Such proceeds shall be applied to prepay the Loans as required in Section 5.3(f).
11.6.2.     Borrower shall (i) notify Agent of its intent to cure a breach of the Specified Financial Covenant with the net cash proceeds contributed to Borrower from an investment in respect of, or in exchange Qualified Equity Interests (“Curative Equity”), which notice (the “Cure Notice”) shall be delivered together with the delivery of the Compliance Certificate, and (ii) promptly notify Agent of its receipt of any proceeds of Curative Equity.
11.6.3.     In the Compliance Certificate delivered pursuant to Section 10.1.2(c) in respect of the Fiscal Quarter end on which Curative Equity is to be used, Borrower shall set forth a calculation of the financial results and balance sheet of its Subsidiaries as at such Fiscal Quarter end (including for such purposes the proceeds of the Curative Equity (broken out separately) as deemed EBITDA as if received on such date), which shall confirm that on a pro forma basis after taking into account the receipt of the Curative Equity proceeds, Borrower would be in compliance with the Specified Financial Covenant as of such date. Upon delivery of a Compliance Certificate as described in this Section 11.6.3, and anything to the contrary contained herein notwithstanding, (i) Borrower shall have a ten (10) day period to cure a breach of the Specified Financial Covenant using the proceeds of Curative Equity and (ii) neither Agent nor any Lender may exercise any rights or remedies under Section 11.2 (or under any other Loan Document) on the basis of any actual or purported Specified Financial Covenant Event of Default (or any other Default as a result thereof) during the period between the receipt of a Cure Notice by Agent until the Cure Expiration Date.
11.6.4.     Concurrently with its receipt of the net cash proceeds of Curative Equity, Borrower shall deliver to Agent an updated Compliance Certificate confirming receipt of the Curative Equity and the calculation of the Specified Financial Covenant in reasonable detail giving effect to the Curative Equity as part of EBITDA. Upon delivery of a Compliance Certificate as described in this Section 11.6.4 and receipt by Borrower of Curative Equity that is sufficient to cause Borrower to be in compliance with the Specified Financial Covenant in respect of the Fiscal Quarter with respect to which the breach occurred in accordance with this Section 11.6, the Specified Financial Covenant shall be deemed satisfied and complied with as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply with the Specified Financial Covenant and any Event of Default that arose and is continuing, or would have arisen but for the election to cure pursuant to this Section 11.6, as a result of a breach of the Specified

Financial Covenant (and any other Default as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents with no further action required by Agent, any Lender or the Required Lenders.
11.6.5.     Notwithstanding the foregoing, Borrower’s rights under this Section 11.6 may (A) not be exercised if an Event of Default (other than an Event of Default in respect of a breach of Section 10.3) has occurred and is continuing, (B) be exercised not more than five (5) times during the term of this Agreement, (C) be exercised not more than one (1) time during any two (2) consecutive applicable test periods, and (D) not be exercised if the amount of the proposed investment of Curative Equity exceeds $5,000,000 at any one time or $10,000,000 in the aggregate during the term of this Agreement.
11.6.6.     Notwithstanding the foregoing, (x) the Curative Equity shall be disregarded for purposes of determining compliance with any other provision of this Agreement, (y) the Curative Equity shall not result in any reduction of the Obligations for purposes of calculating compliance with the financial covenant for the Fiscal Quarter in which the Curative Equity is made and the applicable subsequent periods that include such Fiscal Quarter, and (z) EBITDA shall be increased, solely for the purposes of determining compliance with the Specified Financial Covenant including determining compliance with the Specified Financial Covenant as of the end of such period and applicable subsequent periods that include such Fiscal Quarter for which the Curative Equity is invested by an amount equal to the Curative Equity.
ARTICLE XII:     AGENT
Section 12.1.     Appointment, Authority and Duties of Agent.
12.1.1.     Appointment and Authority. Each Lender appoints and designates BSP Agency, LLC as Agent under all Loan Documents. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Lenders for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Each Lender hereby consents to Agent entering into the ABL Intercreditor Agreement and agrees to be bound by the terms of the ABL Intercreditor Agreement.
12.1.2.     Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
12.1.3.     Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
12.1.4.     Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
Section 12.2.     Agreements Regarding Collateral and Field Examination Reports.
12.2.1.     Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Obligors certify in writing to Agent is a Permitted Asset Disposition or a Lien which Obligors certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry) (it being understood that Agent may release any Subsidiary from its obligations under this Agreement and the other Loan Documents in connection with the sale of such Subsidiary pursuant to a Permitted Asset Distribution); (c) that does not constitute a material part of the Collateral; (d) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of Agent pursuant to the Security Documents or (e) with the written consent of all Lenders. Lenders hereby authorize Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary or Collateral pursuant to the foregoing clauses (a) through (d) of this paragraph, all without the further consent or joinder of any Lender. Lenders authorize Agent to subordinate its Liens to any Purchase Money Lien permitted hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
12.2.2.     Possession of Collateral. Agent and Lenders appoint each other Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
12.2.3.     [Intentionally Omitted].
Section 12.3.     Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.
Section 12.4.     Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article VI, unless it has received written notice from Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.
Section 12.5.     Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.
Section 12.6.     Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED, THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.
Section 12.7.     Limitation on Responsibilities of Agent. Agent shall not be liable to any Lender for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Lenders with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent

Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
Section 12.8.     Successor Agent and Co-Agents.
12.8.1.     Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, Agent may appoint Required Lenders as successor Agent. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to BSP Agency, LLC by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
12.8.2.     Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
Section 12.9.     Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder. Each Lender has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Lender acknowledges and agrees that the other Lenders have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon any other Lender, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to

Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.
Section 12.10.     Remittance of Payments and Collections.
12.10.1.     Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.
12.10.2.     Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Obligors be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.
12.10.3.     Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
Section 12.11.     Agent in its Individual Capacity. As a Lender, BSP Agency, LLC shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include BSP Agency, LLC in its capacity as a Lender. In their individual capacities, BSP Agency, LLC and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that BSP Agency, LLC and its Affiliates shall be under no obligation to provide such information to any Lender, if acquired in such individual capacity.
Section 12.12.     Agent Titles. Each Lender, other than BSP Agency, LLC, that is designated (on the cover page of this Agreement or otherwise) by BSP Agency, LLC as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
Section 12.13.     [Intentionally Omitted].
Section 12.14.     No Third Party Beneficiaries. This Article XII is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Article XII does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.

ARTICLE XIII:     BENEFIT OF AGREEMENT; ASSIGNMENTS
Section 13.1.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent and Lenders and their respective registered successors and assigns, except, that, (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
Section 13.2.     Participations.
13.2.1.     Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents; provided that such financial institution is a Lender, Affiliate of a Lender or an Approved Fund or is otherwise approved by Borrower (which approval shall not be unreasonably withheld or delayed), provided, further that the approval of Borrower shall not be required during the continuance of an Event of Default under Section 11.1(a) or 11.1(j). Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans for all purposes, all amounts payable by Obligors shall be determined as if such Lender had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.7 or Section 5.9 unless Borrower otherwise agrees in writing.
13.2.2.     Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan in which such Participant has an interest, postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Obligor or substantial portion of the Collateral.
13.2.3.     Benefit of Set-Off. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
Section 13.3.     Assignments.
13.3.1.     Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount and (b) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance and such assignment shall be recorded in the Register. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Obligors to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy such Obligors’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
13.3.2.     Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.8 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
13.3.3.     Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.
Section 13.4.     Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) requests compensation under Section 3.7, (c) requires Borrower to pay additional amounts under Section 5.7 or (d) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
Section 13.5.     Register. Agent acting solely for this purpose as an agent of Borrower, shall maintain at one of its U.S. offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 13.6.     Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent for Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner.
ARTICLE XIV:     MISCELLANEOUS
Section 14.1.     Consents, Amendments and Waivers.
14.1.1.     Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that
(a)    without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
(b)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Maturity Date applicable to such Lender’s Obligations; or (iv) amend this clause (b); and
(c)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.5, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Pro Rata or Required Lenders; (iii) release all or substantially all of the value of the Collateral; or (iv) release all or substantially all of the value of the Guaranty.
14.1.2.     Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
14.1.3.     Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
Section 14.2.     Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS (AS DEFINED IN THIS AGREEMENT) ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
Section 14.3.     Notices and Communications.
14.3.1.     Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower shall be deemed received by all Obligors.
14.3.2.     Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
14.3.3.     Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.
Section 14.4.     Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at the Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by the Obligors, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
Section 14.5.     Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

Section 14.6.     Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
Section 14.7.     Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
Section 14.8.     Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.
Section 14.9.     Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
Section 14.10.     Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.
Section 14.11.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, each Obligor acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between each Obligor and such Person; (ii) each Obligor has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) each Obligor is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Obligor, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Obligors and their Affiliates, and have no obligation to disclose any of such interests to the Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

Section 14.12.     Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) [intentionally omitted]; (g) with the consent of such Obligor; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent or any Lender or any of their Affiliates on a nonconfidential basis from a source other than the Obligors. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of the Obligors and a general description of the Obligors’ businesses, and may use the Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business or to the Collateral that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent and Lenders acknowledge that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.
Section 14.13.     GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 14.14.     Consent to Forum.
14.14.1.     Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
Section 14.15.     Waivers. To the fullest extent permitted by Applicable Law, (i) each party hereto waives the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral and (ii) each Obligor waives (a) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (b) notice prior to taking possession or control of any Collateral; (c) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (d) the benefit of all valuation, appraisement and exemption laws; (e) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (f) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with the Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
Section 14.16.     Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.
Section 14.17.     Confusing Names. Obligors acknowledge and agree that it is their intention that the respective names of each of following Subsidiaries not include a period after the reference to “LLC” therein: Assignment America, LLC and Cross Country Education, LLC; provided, that if it is determined that the name of any such Subsidiary includes a period after the reference to “LLC” in the name thereof, then each reference to such Subsidiary in the Loan Documents shall be deemed to include such period.
ARTICLE XV:     GUARANTY
Section 15.1.     Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary Obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.
Section 15.2.     Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives, to the maximum extent permitted by law, (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Obligor, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Obligor or any notice, demand or defense by reason of cessation from any cause of Obligations other than Full Payment of the Obligations by Obligors and any defense that any other guarantee or security was or was to be obtained by Agent.
Section 15.3.     No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.
Section 15.4.     Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Obligors, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XV, irrespective of whether any action is brought against any other Obligor or other Persons or whether any other Obligor or other Persons are joined in any such action or actions. Each Guarantor waives, to the maximum extent permitted by law, any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Obligor or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any other Obligor under any document evidencing or securing indebtedness of any such Obligor to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Obligor.
Section 15.5.     Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional, other than in connection with Full Payment of the Obligations, shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:
(a)    any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Loan Document, including any increase in the Obligations resulting from the extension of additional credit to Borrower or otherwise;
(b)    any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;
(c)    the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against Borrower or any other Obligor or any other Person under the provisions of this Agreement or any Loan Document or any Loan Document or instrument executed an delivered in connection herewith or therewith;
(d)    any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Obligor to creditors of any Obligor other than any other Obligor;

(e)    any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Obligor; and
(f)    other than Full Payment of the Obligations, any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Obligor or any other Person or party hereto or the Obligations pursuant to this Agreement and/or the Loan Documents.
Section 15.6.     Reserved.
Section 15.7.    Reinstatement.
15.7.1.     The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by Agent or such Lender in payment or on account of any of the Obligations and Agent or such Lender repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or such Lender or the respective property of each, or any settlement or compromise of any claim effected by Agent or such Lender with any such claimant (including any Obligor); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent or such Lenders.
15.7.2.     Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.
15.7.3.     No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Obligor to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.
15.7.4.     If any Obligor makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.
15.7.5.     All present and future monies payable by any Obligor to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to Full Payment of Obligations. Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Obligor shall be held by such Guarantor as agent and trustee for Agent. This assignment, postponement and subordination shall only terminate upon the Full Payment of the Obligations and this Agreement is irrevocably terminated.

15.7.6.     Each Obligor acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Agent. Each Obligor agrees to give full effect to the provisions hereof, except as permitted hereunder.
Section 15.8.     Action Upon Event of Default; Subrogation; Subordination; Indemnity. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) any amount becoming due and payable by the Borrower under this Agreement (whether at stated maturity, by acceleration or otherwise), Agent may, and upon written request of the Required Lenders shall, without notice to or demand upon any Obligor or any other Person, declare any Obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the Obligations of each Guarantor. Upon such declaration by Agent, Agent and Lenders are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other indebtedness at any time owing by Agent or Lenders to or for the credit or the account of any Guarantor against any and all of the Obligations of each Guarantor now or hereafter existing hereunder, whether or not Agent or Lenders shall have made any demand hereunder against any other Obligor and although such Obligations may be contingent and unmatured. The rights of Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which Agent and Lenders may have. Upon payment by any Guarantor of any Obligations, all rights of such Guarantor against Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the Full Payment of the Obligations to any Obligor under any Loan Document. If, after (i) the occurrence and during the continuance of any Event of Default and (ii) any amount becoming due and payable by the Borrower under this Agreement (whether at stated maturity, by acceleration or otherwise), any amount shall erroneously be paid by a Guarantor to Borrower or any other Guarantor on account of (x) such subrogation, contribution, reimbursement, indemnity or similar right or (y) any such indebtedness of Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement as a joint and several Obligor, repay any of the Obligations constituting Loans made to another Obligor under this Agreement (an “Accommodation Payment”), then such Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s allocable amount and the denominator of which is the sum of the allocable amounts of all Guarantors; provided, that such rights of contribution and indemnification shall be subordinated to the Full Payment of all of the Obligations. As of any date of determination, the “allocable amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.
Section 15.9.    Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the Loan Documents. Each Guarantor has made an independent investigation of Obligors and of the financial condition of Obligors. Neither Agent nor any Lender has made, and Agent and Lenders do not hereby make, any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Obligor nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Obligor to which this Article XV applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.
Section 15.10.     General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of Lenders generally, if the Obligations of any Guarantor under Article XV would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Article XV, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Obligor or any other person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER: CROSS COUNTRY HEALTHCARE, INC.
By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President

Address:

6551 Park of Commerce Blvd., NW Boca Raton, FL 33487 Attn: Susan E. Ball Telecopy: (800) 565-9774
GUARANTORS: CEJKA SEARCH, INC.
/s/ Stephen W. Rubin
By:	Name: Stephen W. Rubin Title: Vice President

Address:

4 Cityplace Drive, Suite 300 Creve Coeur, MO 63141 Attn: Susan E. Ball Telecopy: (800) 565-9774

CROSS COUNTRY EDUCATION, LLC

By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin
Title: Vice President

Address:

9020 Overlook Boulevard, Suite 140 Brentwood, TN 37027 Attn: Susan E. Ball Telecopy: (800) 565-9774

CROSS COUNTRY STAFFING, INC.
By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President

Address:

6551 Park of Commerce Blvd., NW Boca Raton, FL 33487 Attn: Susan E. Ball Telecopy: (800) 565-9774

MDA HOLDINGS, INC.

By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President

Address:

4775 Peachtree Industrial Blvd., Suite 300 Berkeley Lake, GA 30092 Attn: Susan E. Ball Telecopy: (800) 565-9774
CROSS COUNTRY PUBLISHING, LLC
By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President

Address:

9020 Overlook Boulevard, Suite 140 Brentwood, TN 37027 Attn: Susan E. Ball Telecopy: (800) 565-9774
ASSIGNMENT AMERICA, LLC

By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President
Address:

6551 Park of Commerce Blvd., NW Boca Raton, FL 33487 Attn: Susan E. Ball Telecopy: (800) 565-9774
TRAVEL STAFF, LLC
By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President
Address:

6551 Park of Commerce Blvd., NW Boca Raton, FL 33487 Attn: Susan E. Ball Telecopy: (800) 565-9774
LOCAL STAFF, LLC

By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President

Address:

6551 Park of Commerce Blvd., NW Boca Raton, FL 33487 Attn: Susan E. Ball Telecopy: (800) 565-9774
MEDICAL DOCTOR ASSOCIATES, LLC
By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President
Address:

4775 Peachtree Industrial Blvd., Suite 300 Berkeley Lake, GA 30092 Attn: Susan E. Ball Telecopy: (800) 565-9774
CREDENT VERIFICATION AND LICENSING SERVICES, LLC
By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President

Address:

4775 Peachtree Industrial Blvd., Suite 300 Berkeley Lake, GA 30092 Attn: Susan E. Ball Telecopy: (800) 565-9774
OWS, LLC
By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin Title: Vice President

Address:

6551 Park of Commerce Blvd., NW Boca Raton, FL 33487 Attn: Susan E. Ball Telecopy: (800) 565-9774

BSP AGENCY, LLC, as Agent:
By:	/s/ Bryan Martoken
Name: Bryan Martoken Title: CFO – Capital Markets Group

Address:

c/o Benefit Street Partners L.L.C. 9 West 57th Street, Suite 4700 New York, New York 10019 Attn: King Jang Telecopy: (212) 588-6769
With a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attn: Steven Rutkovsky
Telecopy: (212) 841-5782

PROVIDENCE DEBT FUND III L.P., as a Lender:
By:	/s/ Bryan Martoken
Name: Bryan Martoken Title: CFO – Capital Markets Group

Address:

c/o Benefit Street Partners L.L.C. 9 West 57th Street, Suite 4700 New York, New York 10019 Attn: King Jang Telecopy: (212)-588-6769 With a copy (which shall not constitute notice) to: Ropes & Gray LLP
1211 Avenue of the Americas New York, New York 10036 Attn: Steven Rutkovsky Telecopy (212) 841-5782

BENEFIT STREET PARTNERS SMA LM L.P., as a Lender:
By:	/s/ Bryan Martoken
Name: Bryan Martoken Title: CFO – Capital Markets Group

c/o Benefit Street Partners L.L.C. 9 West 57th Street, Suite 4700 New York, New York 10019 Attn: King Jang Telecopy: (212)-588-6769 With a copy (which shall not constitute notice) to: Ropes & Gray LLP
1211 Avenue of the Americas New York, New York 10036 Attn: Steven Rutkovsky Telecopy (212) 841-5782
PECM STRATEGIC FUNDING L.P., as a Lender: By: PECM Strategic Funding GP L.P. By: PECM Strategic Funding GP Ltd.
By:	/s/ Bryan Martoken
Name: Bryan Martoken Title: CFO – Capital Markets Group Address: c/o Benefit Street Partners L.L.C. 9 West 57th Street, Suite 4700 New York, New York 10019 Attn: King Jang Telecopy: (212) 588-6769
With a copy (which shall not constitute notice) to: Ropes & Gray LLP

1211 Avenue of the Americas New York, New York 10036 Attn: Steven Rutkovsky Telecopy (212) 841-5782